ARTICLES OF MERGER
                                       FOR
                          ST. HELENS INVESTMENTS, INC.
                           (a Washington corporation)

                                       AND

                              ISG RESOURCES, INC.,
                              (a Utah corporation)

         Pursuant to the provisions of sections 23B.11.070 and 23B.11.050 of the Washington Business Corporation Act (the "Act"), ISG Resources, Inc., a Utah corporation (the "Corporation"), hereby adopts and files the following Articles of Merger as the surviving corporation to the merger of St. Helens Investments, Inc. dba Pozzolanic International, a Washington corporation, with and into the
Corporation:

          FIRST: The Plan of Merger (the "Plan") is attached hereto and is made a part hereof.

          SECOND: The Plan was duly approved by the shareholders of each foreign constituent corporation in the merger pursuant to the laws of each such corporation's state of incorporation and each domestic constituent corporation has complied with sections 23B.11.010 through 23B.11.040.

          THIRD:  The   shareholders  of  the  Corporation  and  each  domestic
               constituent corporation approved the Plan by their unanimous written consent in accordance with section 23B.07.040(1)(a)(i) of the Act.

          DATED as of November _____, 1998.

                                       ISG RESOURCES, INC.,
                                       a Utah corporation

                                       By:
                                          -----------------------
                                          R Steve Creamer
                                          Chief Executive Officer
                                          (An officer's title)